PRESS RELEASE

Media Contact:
Mike Langberg, Infoblox
408.986.5697
mlangberg@infoblox.com

Investor Contact:
Renee Lyall, Infoblox
408.986.4748
rlyall@infoblox.com

Infoblox Appoints Edzard Overbeek
To Its Board of Directors

SANTA CLARA, Calif., January 11, 2016-Infoblox Inc. (NYSE:BLOX), the network control company, today announced the appointment of technology executive Edzard Overbeek to its Board of Directors, effective immediately. Overbeek, most recently senior vice president of the global services business at Cisco, adds deep expertise to the board in strategic growth areas targeted by Infoblox: security, cloud and analytics.

“I worked with Edzard at Cisco, so I know from first-hand experience that he brings a unique mix of sales and technology experience to our board,” said Jesper Andersen, president and chief executive officer of Infoblox. “Edzard led Cisco sales teams across EMEAR (Europe, Middle East, Africa and Russia), Asia-Pacific and Japan, giving him connections that can help Infoblox expand its global sales operations. As leader of the wide-ranging Cisco Services portfolio, he deeply understands the opportunities created by the current transformation of enterprise networking.”

“Infoblox has the talent, foundational technology and global reach to help organizations build networks that are secure, stable and ready to meet rapidly evolving business needs,” said Overbeek. “I’m honored to join the board of directors and look forward to helping drive the company’s continuing growth.”

Overbeek, 48, led Cisco Services from August 2012 to July 2015, where he was responsible for a business group with 15,000 employees and annual sales of $12 billion. He joined Cisco in 2000 as managing director for Cisco Netherlands and then rose through a series of leadership positions including vice president for EMEA channels, vice president for strategic planning in Europe, president of Cisco Japan and president of the Asia Pacific region.

Prior to Cisco, Overbeek held leadership positions at other technology companies including Fujitsu, Siemens and Copaco. Before his business career, Overbeek served as an officer in the Royal Dutch Army.

Overbeek holds a master's degree in business administration from NIMBAS, University of Bradford, United Kingdom.

About Infoblox
Infoblox (NYSE:BLOX) delivers critical network services that protect Domain Name System (DNS) infrastructure, automate cloud deployments, and increase the reliability of enterprise and service provider networks around the world. As the industry leader in DNS, DHCP, and IP address management, the category known as DDI, Infoblox (www.infoblox.com) reduces the risk and complexity of networking.

Forward-looking and Cautionary Statements-Infoblox
Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. As such, this release is subject to the safe harbors created by U.S. Federal Securities Laws. The risks and uncertainties relating to these statements include, but are not limited to, risks that there may be design flaws in the company’s products, shifts in customer demand and the IT services market in general, shifts in strategic relationships, delays in the ability to deliver products, or announcements by competitors. These and other risks may be detailed from time to time in Infoblox’s periodic reports filed with the Securities and Exchange Commission, copies of which may be obtained from www.sec.gov. Infoblox is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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